Contacts:
Media Relations	Media/Investor Relations
Bobbie Collins	Brian Beades
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Bobbie.Collins@blackrock.com	Brian.Beades@blackrock.com

BlackRock Reports First Quarter Earnings

Assets Under Management of $1.283 Trillion at March 31, 2009

New York, April 21, 2009 — BlackRock, Inc. (NYSE:BLK) today reported first quarter 2009 net income1 of $84 million, or $0.62 per diluted common share. Operating income was $271 million and non-operating losses, net of non-controlling interests, were $157 million. The reported operating margin was 27.5% for first quarter 2009.

Net income, as adjusted2, was $0.81 per diluted common share or $110 million, 21% higher than fourth quarter 2008 and 56% lower than first quarter 2008. First quarter 2009 net income, as adjusted2, included operating income of $1.47 per diluted share, non-operating losses of $0.73 per diluted share and $0.07 per diluted common share benefit related to the final resolution of an outstanding tax matter. BlackRock results reflect market-driven pressure on revenues and balance sheet investments offset partially by the benefits of a strong and diversified business model, cost discipline, and the results of business reengineering efforts. Cost control initiatives in the fourth quarter of 2008 and first quarter of 2009 have resulted in work force, base compensation and general and administrative expense reductions. As a result, the first quarter operating margin, as adjusted2, remained strong at 37.3%.

Market-driven declines in AUM explain period-over-period changes in revenues and operating income. Revenues were $987 million, down 7% compared to the fourth quarter 2008 and down 24% compared to first quarter 2008. Operating income, as adjusted2, of $307 million, decreased 17% and 26% compared to fourth and first quarter 2008, respectively. Net income, as adjusted2, includes net non-operating losses of $153 million, or $0.73 per diluted common share, due to the effects of markets on the Company’s co-investments and seed investments. As a reminder, BlackRock marks substantially all of its investments to market through the income statement. In addition, in first quarter 2009 BlackRock’s accounting for its investments did not change as a result of Financial Accounting Standards Board accounting rule changes.

The below table presents a comparison of GAAP and as adjusted results for certain financial measures. See Attachment I for a reconciliation of GAAP to the as adjusted financial measures.

	First Quarter 2009	First Quarter 2008	Change	Fourth Quarter 2008	Change
Revenue, GAAP	$987	$1,300	(24)%	$1,064	(7)%
Operating income, GAAP	$271	$396	(32)%	$339	(20)%
Operating income, as adjusted[2]	$307	$413	(26)%	$371	(17)%
Net income, GAAP[1]	$84	$241	(65)%	$53	58%
Net income, as adjusted[2]	$110	$252	(56)%	$91	21%
Diluted EPS, GAAP	$0.62	$1.77	(65)%	$0.39	59%
Diluted EPS, as adjusted[2]	$0.81	$1.86	(56)%	$0.66	23%

[1]	Net income represents net income attributable to BlackRock, Inc.
[2]	See notes (a), (b), (c), (d) and (e) to the Condensed Consolidated Statements of Income and Supplemental Information in Attachment I on pages 9, 10, 11 and 12.

Assets under management (“AUM”) ended the quarter at $1.283 trillion, down 2% since year-end and 6% year-over-year. Net new business totaled $5.6 billion during the quarter and $138.0 billion over the last twelve months. Favorable organic growth was overwhelmed by combined market and foreign exchange-related declines of $29.4 billion and $219.1 billion in the first quarter and last twelve months, respectively.

New business during the quarter included $21.3 billion of net inflows in long-dated and advisory mandates, offset by $15.7 billion of outflows in cash management products. Long-dated and advisory fundings spanned our client base, including $18.0 billion from institutional investors and $3.3 billion from retail and high net worth clients. We also added 17 net new BlackRock Solutions® assignments during the quarter, as demand remained strong for our system (Aladdin®), risk management and advisory services. Our pipeline of wins funded or to be funded totaled $34.4 billion as of April 16, 2009, including $27.4 billion in fixed income, equity, alternative and advisory products and $7.0 billion in cash management accounts.

“As the year began, investors reacted to the shock of the fourth quarter with further capitulation, driving markets to new lows in the first half of March,” commented Laurence D. Fink, Chairman and CEO of BlackRock. “As we anticipated last quarter, lagging real estate and private equity markets began to catch up, and declining net asset values in these products hurt both our clients and our balance sheet, with the adverse impact to us reflected in our income statement.

“Throughout the quarter, we worked closely with clients as they evaluated their portfolios and reconsidered their investment strategies. New search activity was unusually slow during the period, although some clients migrated to index products pending the outcome of these reviews. We suffered $3.1 billion of rebalancing outflows in fixed income, but gained $3.6 billion of rebalancing inflows into index equities – a first that I am pleased to report.

“In the second half of March, global equity markets found their footing, and institutional clients began issuing requests for proposals for the first time since last summer. In addition, demand for international retail products began to pick up after a prolonged industry contraction in which we maintained strong market position. These are hopeful signs that investors are regaining a risk appetite, although markets remain highly uncertain and sensitive to economic news, corporate earnings and signs of stability in housing. We think the latter is particularly critical for a recovery and for establishing the confidence necessary to sustain the late-March rally.

“We remain focused on our work with clients and diligent in the management of our business. We continue to position the firm to capitalize on unique opportunities to further strengthen our talent base and expand our capabilities. We executed on one such opportunity last week when the R3 team, led by Rick Rieder, agreed to join BlackRock. R3 Capital Partners is a fixed income alternative investment manager with extensive credit, leveraged finance and distressed expertise that will be additive to our fixed income effort. We are excited to welcome them to the firm. We also have or expect to have many strategic opportunities, and we will aggressively pursue those that would help us better serve our clients.

“We entered the second quarter with a strong pipeline of new business wins, an increase in search activity, competitive performance across many products, and strong demand for our BlackRock Solutions and advisory capabilities. We remain cautious but optimistic on the environment, and dedicated to helping our clients navigate these uncharted waters. I would like to thank all of my BlackRock colleagues, who are working tirelessly to serve our clients and shareholders. I remain confident our efforts will be rewarded over time.”

First Quarter Business Highlights

•

New business efforts globally focused on helping clients assess their investment challenges and consider potential solutions and opportunities. Many clients remained on the sidelines, as reflected in relatively muted flows and continuing demand for advisory services. Net new business from institutional clients (excluding cash management) totaled $18.0 billion, including strong inflows from taxable, tax-exempt and institutional fund investors. During the quarter, we also had $3.3 billion of net inflows from retail and high net worth investors globally, including net subscriptions in both fixed income and equity/balanced funds.

•

Net new business of $21.3 billion in long-dated and advisory mandates, included inflows of $5.8 billion in equity and balanced products and $24.5 billion in advisory assets. Equity inflows spanned a wide range of products and included $3.6 billion from clients rebalancing into equities. Growth in advisory AUM related principally to the closing of the Canadian non-bank ABCP restructuring assignment.

•

Inflows in equity, balanced and advisory products were offset by $6.4 billion of net outflows in fixed income and $2.6 billion in alternative investments. The fixed income outflows were dominated by $4.7 billion from two clients shifting to passive strategies, and $3.1 billion in rebalancing. The outflows in alternative investments were almost entirely in hedge funds and funds of funds, and our ability to meet our clients’ liquidity needs throughout this difficult period distinguished the firm.

•

Cash management experienced net outflows of $15.7 billion since year-end, although average assets were approximately 4% higher than during the fourth quarter of 2008. Over 92% of the outflows were in government money market funds, where rates are hovering near zero and we have waived a portion of our fees to avoid negative yields. We continued to expand our presence internationally, adding $2.9 billion of AUM during the quarter from clients in Europe and increasing our global market share slightly.

•

BlackRock Solutions added 17 net new assignments during the quarter, including ongoing Aladdin, risk management and outsourcing mandates. In addition, we added 15 short-term engagements for a variety of institutions, evidencing continued demand for our financial markets advisory capabilities. At quarter-end, we had six Aladdin implementations in process and a substantial pipeline of new business opportunities.

•

Fixed income performance improved markedly, with 61% of bond fund AUM ranked in the top two peer group quartiles for the quarter, although longer-term track records continue to reflect prior year challenges. In contrast, equity products struggled more during the quarter, with only 43% of fund AUM over the peer group median, but longer-term track records remain extremely strong. Real estate portfolios reflected deteriorating commercial real estate markets, while performance in hedge funds and funds of hedge funds improved.

•

Business conditions began to improve in the second half of March, as the markets turned positive and clients began to show renewed interest in investment opportunities. As of April 16, 2009, our new business pipeline totaled $34.4 billion, including $27.4 billion in long-dated and advisory mandates and $7.0 billion in cash management products. Search activity is more robust than in recent quarters, and we are engaged in a wide variety of RFPs. In addition, demand for our BlackRock Solutions and advisory services remains strong, and we have numerous new business opportunities in development.

First Quarter GAAP Financial Highlights

Certain prior year amounts have been restated or reclassified to conform to 2009 presentation as required by the retrospective adoption of FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”), FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities and SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51. For more information please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, which was filed with the Securities and Exchange Commission on March 2, 2009 as well as Attachments IV and V.

Comparison to the First Quarter of 2008

First quarter 2009 operating income decreased 32% to $271 million from $396 million earned in first quarter 2008.

First quarter 2009 revenues of $987 million decreased $313 million, or 24%, compared to $1,300 million in first quarter 2008 primarily due to the following:

•

Investment advisory and administration base fees of $799 million in first quarter 2009 decreased $333 million, or 29%, compared to $1,132 million in first quarter 2008 primarily associated with a market driven reduction in equity AUM.

•	Performance fees were $11 million in first quarter 2009, compared to $42 million in first quarter 2008. The decrease relates primarily to a reduction in performance fees in equity separate accounts.

•	BlackRock Solutions and advisory revenue was $140 million for first quarter 2009 compared to $60 million in first quarter 2008. The increase is primarily due to additional advisory assignments.

•

Other revenue was $12 million for first quarter 2009, compared to $31 million in first quarter 2008. The decrease of $19 million was primarily related to lower real estate property management fees related to the outsourcing in the fourth quarter of 2008 of certain Metric Property Management, Inc. (“Metric”) contracts with BlackRock real estate clients, a decrease in net interest related to securities lending and lower unit trust sales commissions.

First quarter 2009 operating expenses were $694 million, excluding the restructuring charges in first quarter 2009 of $22 million, compared to $904 million in first quarter 2008. The $210 million, or 23%, decrease compared to first quarter 2008 was primarily due to the following:

•

Employee compensation and benefits decreased $118 million primarily due to a $72 million decline in incentive compensation associated with the decrease in operating income and performance fees and a $39 million decrease in salaries, benefits and commissions due to lower headcount as a result of the Company’s cost control efforts.

•

Portfolio administration and servicing costs paid to Merrill Lynch, PNC and other third parties decreased $27 million primarily due to lower levels of average AUM serviced by third parties across all asset classes.

•

General and administration expenses decreased $61 million primarily related to a $27 million decline in marketing and promotional expenses, a $22 million decrease in professional services, portfolio services and technology expenses as a result of cost control efforts, and a $10 million decline in foreign currency remeasurement costs.

First quarter 2009 non-operating expense, net of non-controlling interests, was $157 million compared to non-operating expense, net of non-controlling interests, of $25 million in first quarter 2008. The $157 million non-operating expense, net of non-controlling interests, related to valuation declines on the Company’s co-investment and seed investments including $93 million from real estate products, $20 million from private equity products, $18 million in hedge funds/funds of hedge funds (including the impact of distressed credit products) and $19 million related to other investments, including investments associated with certain deferred compensation plans. In addition, net interest income declined $7 million primarily due to a decline in interest rates.

Comparison to the Fourth Quarter of 2008

First quarter 2009 operating income decreased 20% to $271 million from $339 million earned in fourth quarter 2008.

First quarter 2009 revenues of $987 million decreased $77 million, or 7%, compared to $1,064 million in fourth quarter 2008 due to the following:

•

Investment advisory and administration base fees of $799 million in first quarter 2009 decreased $54 million, or 6%, compared to $853 million in fourth quarter 2008 primarily associated with a reduction in AUM across equity and balanced, fixed income, and alternative investment products during the first quarter as a result of market and foreign currency effects as well as the effect of two less revenue days in the first quarter.

•

Performance fees were $11 million in first quarter 2009, compared to $24 million in fourth quarter 2008. The decrease primarily relates to the timing of performance fee recognition due to fee measurement periods which vary by product.

•

BlackRock Solutions and advisory revenue was $140 million for first quarter 2009 versus $134 million in fourth quarter 2008. The first quarter revenue increase of $6 million, or 4%, was the result of additional assignments.

•

Distribution fees were $25 million for the first quarter 2009, compared to $35 million in fourth quarter 2008. The decrease primarily relates to a decrease in contingent deferred sales commissions due to lower redemptions in certain mutual funds.

•

Other revenue was $12 million for first quarter 2009 compared to $18 million in fourth quarter 2008. First quarter 2009 other revenue declined primarily as a result of lower real estate property management fees related to the outsourcing in the fourth quarter of 2008 of certain Metric contracts with BlackRock real estate clients.

First quarter 2009 operating expenses of $694 million, excluding the $22 million of restructuring charges in first quarter 2009, increased $7 million, or 1%, compared to $687 million in fourth quarter 2008, excluding the restructuring charges in fourth quarter of $38 million. The $7 million increase compared to fourth quarter 2008 was primarily due to the following:

•	Employee compensation and benefits increased $25 million due to an increase in incentive compensation explained by a lower incentive compensation accrual rate in the fourth quarter 2008.

•	Portfolio administration and servicing costs paid to Merrill Lynch and other third parties decreased $9 million primarily due to lower levels of average AUM in equity and alternative products.

First quarter 2009 non-operating expense, net of non-controlling interests, was $157 million, compared to non-operating expense, net of non-controlling interests, of $294 million in fourth quarter 2008. The $137 million improvement from fourth quarter 2008 primarily relates to changes in valuations of seed and co-investments in real estate, private equity, hedge funds/funds of hedge funds and other investments.

Teleconference and Webcast Information

BlackRock will host a teleconference call for investors and analysts on Tuesday, April 21, 2009, at 9:00 a.m. (Eastern Time) to discuss its first quarter results. Members of the public who are interested in participating in the teleconference should dial, from the United States, (800) 374-0176, or from outside the United States, (706) 679-4634, shortly before 9:00 a.m. and reference the BlackRock Conference Call (ID Number 82390449). A live, listen-only webcast will also be available via the investor relations section of www.blackrock.com.

Both the teleconference and webcast will be available for replay by 1:00 p.m. on Tuesday, April 21, 2009 and ending at midnight on Tuesday, April 28, 2009. To access the replay of the teleconference, callers from the United States should dial (800) 642-1687 and callers from outside the United States should dial (706) 645-9291 and enter the Conference ID Number 82390449. To access the webcast, please visit the investor relations section of www.blackrock.com.

Performance Notes

Past performance is not indicative of future results. The performance information reflects U.S. open-end mutual funds and EMEA-domiciled publicly offered funds. Source of performance information is BlackRock, Inc. and is based in part on data from Lipper Inc. for U.S. funds and Morningstar, Inc. for non-U.S. funds. Fund performance reflects the reinvestment of dividends and distributions, but does not reflect sales charges.

About BlackRock

BlackRock is one of the world’s largest publicly traded investment management firms. At March 31, 2009, BlackRock’s AUM was $1.283 trillion. The firm manages assets on behalf of institutions and individuals worldwide through a variety of equity, fixed income, cash management and alternative investment products. In addition, a growing number of institutional investors use BlackRock Solutions investment system, risk management and financial advisory services. Headquartered in New York City, as of March 31, 2009, the firm has approximately 5,200 employees in 21 countries and a major presence in key global markets, including the U.S., Europe, Asia, Australia and the Middle East. For additional information, please visit the Company’s website at www.blackrock.com.

Forward-Looking Statements

This press release, and other statements that BlackRock may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to risk factors previously disclosed in BlackRock’s SEC reports and those identified elsewhere in this report the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the introduction, withdrawal, success and timing of business initiatives and strategies; (2) changes and volatility in political, economic or industry conditions, the interest rate environment or financial and capital markets, which could result in changes in demand for products or services or in the value of assets under management; (3) the relative and absolute investment performance of BlackRock’s investment products; (4) the impact of increased competition; (5) the impact of capital improvement projects; (6) the impact of future acquisitions or divestitures; (7) the unfavorable resolution of legal proceedings; (8) the extent and timing of any share repurchases; (9) the impact, extent and timing of technological changes and the adequacy of intellectual property protection; (10) the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to BlackRock, Bank of America, Merrill Lynch or PNC; (11) terrorist activities and international hostilities, which may adversely affect the general economy, domestic and local financial and capital markets, specific industries or BlackRock; (12) the ability to attract and retain highly talented professionals; (13) fluctuations in the carrying value of BlackRock’s investments; (14) fluctuations in foreign currency exchange rates, which may adversely affect the value of investment advisory and administration fees earned by BlackRock or the carrying value of certain assets and liabilities denominated in foreign currencies; (15) the impact of changes to tax legislation and, generally, the tax position of the Company; (16) the ability of BlackRock to effectively manage the former Quellos business along with its historical operations; (17) BlackRock’s success in maintaining the distribution of its products; (18) the impact of BlackRock electing to provide support to its products from time to time; and (19) the impact of problems at other financial institutions or the failure or negative performance of products at other financial institutions.

BlackRock's Annual Reports on Form 10-K and BlackRock’s subsequent filings with the SEC, accessible on the SEC's website at http://www.sec.gov and on BlackRock’s website at http://www.blackrock.com, discuss these factors in more detail and identify additional factors that can affect forward-looking statements. The information contained on our website is not a part of this press release.

Attachment I

BlackRock, Inc.

Condensed Consolidated Statements of Income and Supplemental Information

(Dollar amounts in millions, except per share data)

(unaudited)

	Three months ended			Variance vs. Three months ended
	March 31,		December 31,	March 31, 2008		December 31, 2008
	2009	2008	2008	Amount	% Change	Amount	% Change
Revenue
Investment advisory and administration base fees	$799	$1,132	$853	$(333)	(29)%	$(54)	(6)%
Investment advisory performance fees	11	42	24	(31)	(74)%	(13)	(54)%

Investment advisory and administration base and performance fees	810	1,174	877	(364)	(31)%	(67)	(8)%
BlackRock Solutions and advisory	140	60	134	80	133%	6	4%
Distribution fees	25	35	35	(10)	(29)%	(10)	(29)%
Other revenue	12	31	18	(19)	(61)%	(6)	(33)%

Total revenue	987	1,300	1,064	(313)	(24)%	(77)	(7)%

Expenses
Employee compensation and benefits	351	469	326	(118)	(25)%	25	8%
Portfolio administration and servicing	129	156	138	(27)	(17)%	(9)	(7)%
Amortization of deferred mutual fund sales commissions	27	30	32	(3)	(10)%	(5)	(16)%
General and administration	151	212	155	(61)	(29)%	(4)	(3)%
Restructuring charges	22	—	38	22	NM	(16)	(42)%
Amortization of intangible assets	36	37	36	(1)	(3)%	—	0%

Total expenses	716	904	725	(188)	(21)%	(9)	(1)%

Operating income	271	396	339	(125)	(32)%	(68)	(20)%

Non-operating income (expense)
Net gain (loss) on investments	(172)	(20)	(410)	(152)	NM	238	58%
Interest and dividend income	8	18	13	(10)	(56)%	(5)	(38)%
Interest expense	(15)	(18)	(16)	3	(17)%	1	(6)%

Total non-operating income (expense)	(179)	(20)	(413)	(159)	NM	234	57%

Income before income taxes	92	376	(74)	(284)	(76)%	166	224%
Income tax expense (benefit)	30	130	(8)	(100)	(77)%	38	475%

Net income	62	246	(66)	(184)	(75)%	128	194%
Less: Net income (loss) attributable to non-controlling interests	(22)	5	(119)	(27)	NM	97	82%

Net income attributable to BlackRock, Inc.	$84	$241	$53	$(157)	(65)%	$31	58%

Weighted-average common shares outstanding (e)
Basic	130,216,218	128,904,253	129,888,110	1,311,965	1%	328,108	0%
Diluted	131,797,189	131,620,744	131,605,739	176,445	0%	191,450	0%
Earnings per share attributable to BlackRock, Inc. common shareholders (e)
Basic	$0.63	$1.81	$0.39	$(1.18)	(65)%	$0.24	62%
Diluted	$0.62	$1.77	$0.39	$(1.15)	(65)%	$0.23	59%

Cash Dividends declared and paid per share	$0.78	$0.78	$0.78	$0.00	0%	$0.00	0%

Supplemental information:
Operating income, as adjusted (a)	$307	$413	$371	$(106)	(26)%	$(64)	(17)%

Operating margin, GAAP basis	27.5%	30.5%	31.9%	(3)%	(10)%	(4)%	(14)%
Operating margin, as adjusted (a)	37.3%	37.6%	41.6%	(0)%	(1)%	(4)%	(10)%

Non-operating income (expense), less net income attributable to non-controlling interests, as adjusted (b)	$(153)	$(24)	$(271)	$(129)	NM	$118	44%

Net income attributable to BlackRock, Inc., as adjusted (c), (d)	$110	$252	$91	$(142)	(56)%	$19	21%

Diluted earnings attributable to BlackRock, Inc. common shareholders per share, as adjusted (c), (d), (e)	$0.81	$1.86	$0.66	$(1.05)	(56)%	$0.15	23%

NOTE: Certain prior period information has been reclassified to conform to current period presentation.

NM - Not meaningful

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(Unaudited)

BlackRock reports its financial results on a GAAP basis; however, management believes that evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of BlackRock’s financial performance over time. BlackRock’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Certain prior period non-GAAP data has been reclassified to conform to the current presentation. Computations for all periods are derived from the Company’s condensed consolidated statements of income as follows:

(a) Operating income, as adjusted and operating margin, as adjusted:

Operating income, as adjusted, equals operating income, GAAP basis, excluding certain items deemed non-recurring by management or transactions that ultimately will not impact BlackRock’s book value, as indicated in the table below. Operating income used for operating margin measurement equals operating income, as adjusted, excluding the impact of closed-end fund launch costs and commissions. Operating margin, as adjusted, equals operating income used for operating margin measurement, divided by revenue used for operating margin measurement, as indicated in the table below.

	Three Months Ended
	March 31,		December 31,
	2009	2008	2008
Operating income, GAAP basis	$271	$396	$339
Non-GAAP adjustments:
Restructuring charges	22	—	38
PNC LTIP funding obligation	15	15	14
Merrill Lynch compensation contribution	3	3	3
Compensation expense related to (depreciation) appreciation on deferred compensation plans	(4)	(1)	(23)

Operating income, as adjusted	307	413	371
Closed-end fund launch costs	2	4	—
Closed-end fund launch commissions	1	—	—

Operating income used for operating margin measurement	$310	$417	$371

Revenue, GAAP basis	$987	$1,300	$1,064
Non-GAAP adjustments:
Portfolio administration and servicing costs	(129)	(156)	(138)
Amortization of deferred mutual fund sales commissions	(27)	(30)	(32)
Reimbursable property management compensation	—	(6)	(3)

Revenue used for operating margin measurement	$831	$1,108	$891

Operating margin, GAAP basis	27.5%	30.5%	31.9%

Operating margin, as adjusted	37.3%	37.6%	41.6%

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(Unaudited)

(continued)

(a) (continued)

Management believes that operating income, as adjusted, and operating margin, as adjusted, are effective indicators of BlackRock’s performance over time. As such, management believes that operating income, as adjusted, and operating margin, as adjusted, provide useful disclosure to investors.

Operating income, as adjusted:

Restructuring charges recorded in 2008 and 2009 consist of compensation costs, occupancy costs and professional fees and have been deemed non-recurring by management and thus have been excluded from operating income, as adjusted, to help ensure the comparability of this information to prior periods. As such, management believes that operating margins exclusive of these costs are useful measures in evaluating BlackRock’s operating performance for the respective periods.

The portion of compensation expense associated with certain long-term incentive plans (“LTIP”) that will be funded through the distribution to participants of shares of BlackRock stock held by PNC and the anticipated Merrill Lynch compensation contribution have been excluded because these charges ultimately do not impact BlackRock’s book value.

Compensation expense associated with appreciation (depreciation) on assets related to certain BlackRock deferred compensation plans has been excluded as returns on investments set aside for these plans, which substantially offset this expense, are reported in non-operating income.

Operating margin, as adjusted:

Operating income used for measuring operating margin, as adjusted, is equal to operating income, as adjusted, excluding the impact of closed-end fund launch costs and commissions. Management believes that excluding such costs and commissions is useful because these costs can fluctuate considerably and revenues associated with the expenditure of these costs will not fully impact the Company’s results until future periods.

Revenue used for operating margin, as adjusted, excludes portfolio administration and servicing costs paid to related parties and to other third parties. Management believes that excluding such costs is useful because the Company receives offsetting revenue for these services. Amortization of deferred mutual fund sales commissions is excluded from revenue used for operating margin measurement, as adjusted, because such costs, over time, offset distribution fee revenue earned by the Company. Reimbursable property management compensation represented compensation and benefits paid to personnel of Metric Property Management, Inc. (“Metric”), a subsidiary of BlackRock Realty Advisors, Inc. (“Realty”). These employees were retained on Metric’s payroll when certain properties were acquired by Realty’s clients. The related compensation and benefits were fully reimbursed by Realty’s clients and have been excluded from revenue used for operating margin, as adjusted, because they bear no economic cost to BlackRock.

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(Unaudited)

(continued)

(b) Non-operating income (expense), net of net income (loss) attributable to non-controlling interests, as adjusted:

Non-operating income (expense), net of net income (loss) attributable to non-controlling interests, as adjusted, equals non-operating income (expense), GAAP basis, net of net income (loss) attributable to non-controlling interests, GAAP basis, adjusted for compensation expense associated with depreciation (appreciation) on assets related to certain BlackRock deferred compensation plans, which is recorded in operating income. This compensation expense has been included in non-operating income (expense), net of net income (loss) attributable to non-controlling interests, as adjusted, to offset returns on investments set aside for these plans, which are reported in non-operating income (expense), GAAP basis.

	Three Months Ended
	March 31,		December 31,
	2009	2008	2008
Non-operating income (expense), GAAP basis	$(179)	$(20)	$(413)
Net income (loss) attributable to non-controlling interests, GAAP basis	(22)	5	(119)

Non-operating income (expense), net of net income (loss) attributable to non-controlling interests	(157)	(25)	(294)
Compensation expense related to depreciation on deferred compensation plans	4	1	23

Non-operating (expense), net of net income (loss) attributable to non-controlling interests, as adjusted	$(153)	$(24)	$(271)

Management believes that non-operating income (expense), as adjusted, provides for comparability of this information to prior periods and is an effective measure for reviewing BlackRock’s non-operating contribution to its results. As compensation expense on the deferred compensation plans, which is included in operating income, offsets the gain/(loss) on the investments set aside for these plans, management believes that non-operating income (expense), net of net income (loss) attributable to non-controlling interests, as adjusted, provides useful measures to investors of BlackRock’s non-operating results.

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(Unaudited)

(continued)

(c) Net income attributable to BlackRock, Inc., as adjusted:

Management believes that net income attributable to BlackRock, Inc., as adjusted, and diluted common earnings per share, as adjusted, are useful measures of BlackRock’s profitability and financial performance. Net income attributable to BlackRock, Inc., as adjusted, equals net income attributable to BlackRock, Inc., GAAP basis, adjusted for significant non-recurring items as well as charges that ultimately will not impact BlackRock’s book value.

	Three Months Ended
	March 31,		December 31,
	2009	2008	2008
Net income attributable to BlackRock, Inc., GAAP basis	$84	$241	$53
Non-GAAP adjustments, net of tax: (d)

Restructuring charges	14	—	26
PNC LTIP funding obligation	10	9	10
Merrill Lynch compensation contribution	2	2	2

Net income attributable to BlackRock, Inc., as adjusted	$110	$252	$91

Diluted weighted average shares outstanding (e)	131,797,189	131,620,744	131,605,739

Diluted common earnings per share, GAAP basis (e)	$0.62	$1.77	$0.39

Diluted common earnings per share, as adjusted (e)	$0.81	$1.86	$0.66

The restructuring charges reflected in GAAP net income attributable to BlackRock, Inc. have been deemed non-recurring by management and have been excluded from net income attributable to BlackRock, Inc., as adjusted, to help ensure the comparability of this information to prior reporting periods.

The portion of the compensation expense associated with LTIP awards that will be funded through the distribution to participants of shares of BlackRock stock held by PNC and the anticipated Merrill Lynch compensation contribution have been excluded from net income, as adjusted, because these charges ultimately do not impact BlackRock’s book value.

(d) For the quarters ended March 31, 2009, March 31, 2008 and December 31, 2008, non-GAAP adjustments were tax effected at 35%, 35% and 33%, respectively. These rates represent BlackRock’s corporate effective tax rates in the respective periods, excluding discrete adjustments that were recorded.

(e) Series A, B and C non-voting participating preferred stock are considered to be common stock equivalents for purposes of determining basic and diluted earnings per share calculations. Certain unvested restricted stock units are not included in this number as they are deemed participating securities in accordance with FSP EITF 03-6-1.

Attachment II

BlackRock, Inc.

Summary of Revenues

(Dollar amounts in millions)

(unaudited)

	Three months ended			Variance vs.
	March 31,		December 31,	March 31, 2008		December 31, 2008
	2009	2008	2008	Amount	% Change	Amount	% Change
Investment advisory and administration fees
Equity and balanced	$337	$602	$353	$(265)	(44)%	$(16)	(5)%
Fixed income	199	221	210	(22)	(10)%	(11)	(5)%
Cash management	175	175	174	—	0%	1	1%
Alternative investment products	88	134	116	(46)	(34)%	(28)	(24)%

Investment advisory and administration base fees	799	1,132	853	(333)	(29)%	(54)	(6)%
Equity and balanced	6	38	19	(32)	(84)%	(13)	(68)%
Fixed income	3	2	2	1	50%	1	50%
Alternative investment products	2	2	3	—	0%	(1)	(33)%

Investment advisory performance fees	11	42	24	(31)	(74)%	(13)	(54)%

Total investment advisory and administration base and performance fees	810	1,174	877	(364)	(31)%	(67)	(8)%

BlackRock Solutions and advisory	140	60	134	80	133%	6	4%
Distribution fees	25	35	35	(10)	(29)%	(10)	(29)%
Other revenue	12	31	18	(19)	(61)%	(6)	(33)%

Total revenue	$987	$1,300	$1,064	$(313)	(24)%	$(77)	(7)%

BlackRock, Inc.

Summary of Non-operating Income (Expense)

(Dollar amounts in millions)

(unaudited)

	Three months ended			Variance vs.
	March 31,		December 31,	March 31, 2008		December 31, 2008
	2009	2008	2008	Amount	% Change	Amount	% Change
Total non-operating income (expense)	$(179)	$(20)	$(413)	$(159)	NM	$234	57%
Net income (loss) attributable to non-controlling interests	(22)	5	(119)	(27)	NM	97	82%

Total non-operating income (expense), less net income (loss) attributable to non-controlling interests	$(157)	$(25)	$(294)	$(132)	NM	$137	47%

	Estimated economic investments at March 31, 2009[2]	Three months ended			Variance vs.
		March 31,		December 31,	March 31, 2008		December 31, 2008
		2009	2008	2008	Amount	% Change	Amount	% Change
Non-operating income (expense)

Net gain (loss) on investments, net of net income (loss) attributable to non-controlling interests
Private equity	20-30%	$(20)	$8	$(35)	$(28)	(350)%	$15	43%
Real estate	<10%	(93)	(14)	(91)	(79)	NM	(2)	(2)%
Distressed hedge funds	15-25%	(12)	(3)	(97)	(9)	(300)%	85	88%
Hedge funds/funds of hedge funds	15-25%	(6)	(13)	(27)	7	54%	21	78%
Other investments[1]	15-25%	(15)	(2)	(18)	(13)	NM	3	17%

Sub-total		(146)	(24)	(268)	(122)	NM	122	46%
Investments related to deferred compensation plans		(4)	(1)	(23)	(3)	(300)%	19	83%

Total net gain (loss) on investments, net of non-controlling interests		(150)	(25)	(291)	(125)	(500)%	141	48%
Interest and dividend income		8	18	13	(10)	(56)%	(5)	(38)%
Interest expense		(15)	(18)	(16)	3	(17)%	1	(6)%

Total non-operating income (expense), net of net income (loss) attributable to non-controlling interests		(157)	(25)	(294)	(132)	NM	137	47%
Compensation expense related to depreciation on deferred compensation plan		4	1	23	3	300%	(19)	(83)%

Non-operating income (expense), net of net income (loss) attributable to non-controlling interests, as adjusted		$(153)	$(24)	$(271)	$(129)	NM	$118	44%

[1]

Non-operating income (expense) for other investments includes net gains / (losses) related to equity and fixed income investments, collateralized debt obligations (“CDOs”) and BlackRock’s seed capital hedging program.

[2]	Represents estimated percentages of BlackRock’s corporate investment portfolio.

NM - Not meaningful

NOTE: Certain prior period information has been reclassified to conform to current period presentation.

Attachment III

BlackRock, Inc.

Assets Under Management

(Dollar amounts in millions)

(unaudited)

	March 31, 2009	December 31, 2008	March 31, 2008	Variance vs.
				December 31, 2008	March 31, 2008
Summary
Fixed income	$474,284	$483,173	$514,673	(2)%	(8)%
Cash management	322,485	338,439	349,208	(5)%	(8)%
Equity and balanced	265,748	280,821	426,935	(5)%	(38)%
Alternative investment products	51,693	59,723	73,620	(13)%	(30)%

Sub Total	1,114,210	1,162,156	1,364,436	(4)%	(18)%
Advisory AUM[2]	169,145	144,995	—	17%	NM

Total AUM	$1,283,355	$1,307,151	$1,364,436	(2)%	(6)%

	December 31, 2008	Net subscriptions (redemptions)	FX 1	Market appreciation (depreciation)	March 31, 2009
Current Quarter Component Changes
Fixed income	$483,173	$(6,404)	$(2,189)	$(296)	$474,284
Cash management	338,439	(15,642)	(160)	(152)	322,485
Equity and balanced	280,821	5,769	(3,724)	(17,118)	265,748
Alternative investment products	59,723	(2,595)	(237)	(5,198)	51,693

Sub Total	1,162,156	(18,872)	(6,310)	(22,764)	1,114,210
Advisory AUM[2]	144,995	24,520	(259)	(111)	169,145

Total AUM	$1,307,151	$5,648	$(6,569)	$(22,875)	$1,283,355

	March 31, 2008	Net subscriptions (redemptions)	FX 1	Market appreciation (depreciation)	March 31, 2009
Year over Year Component Changes
Fixed income	$514,673	$(10,064)	$(11,653)	$(18,672)	$474,284
Cash management	349,208	(25,116)	(2,369)	762	322,485
Equity and balanced	426,935	6,957	(28,632)	(139,512)	265,748
Alternative investment products	73,620	(3,016)	(1,996)	(16,915)	51,693

Sub Total	1,364,436	(31,239)	(44,650)	(174,337)	1,114,210
Advisory AUM[2]	—	169,276	(259)	128	169,145

Total AUM	$1,364,436	$138,037	$(44,909)	$(174,209)	$1,283,355

NM - Not meaningful

[1]	Foreign Exchange reflects the impact of converting non-dollar denominated AUM into U.S. dollars for reporting.
[2]	Advisory AUM represents long-term portfolio liquidation assignments.

Attachment IV

BlackRock, Inc.

Basic EPS Calculation

(Dollar amounts in millions, except per share data)

(Unaudited)

	Three months ended
	March 31,		December 31, 2008
	2009	2008
Net income, as previously reported	$84	$242	$53
Impact of FSP APB 14-1	N/A	(1)	—

Net income attributable to BlackRock, Inc., as currently reported(1)	$84	$241	$53

Basic EPS calculation:

Distributed earnings(2)
Basic common shares	$103	$101	$101
Basic participating RSUs	3	3	3

Total distributed earnings	$106	$104	$104

Undistributed earnings(3)
Basic common shares	$(21)	$132	$(50)
Basic participating RSUs	(1)	5	(1)

Total undistributed earnings	$(22)	$137	$(51)

Total earnings allocated(4)
Basic common shares	$82	$233	$51
Basic participating RSUs	2	8	2

Total earnings allocated	$84	$241	$53

Weighted-average number of shares(5)
Basic common shares	130,216,218	128,904,253	129,888,110
Basic participating RSUs	3,962,754	4,426,005	4,580,807

Total weighted-average number of shares	134,178,972	133,330,258	134,468,917

Basic common earnings per share, as previously reported	N/A	$1.87	$0.41
Basic common earnings per share, as currently reported	$0.63	$1.81	$0.39

N/A = Not applicable

(1)	Net income attributable to BlackRock, Inc., after adoption of FSP APB 14-1 and SFAS No. 160, prior to allocation to participating RSUs.
(2)	Distributed earnings represent the dividends paid on common and preferred shares and RSUs, net of expected dividend forfeitures.
(3)	Undistributed earnings represent net income attributable to BlackRock, Inc. less distributed earnings.
(4)	Total earnings allocated is equal to the sum of distributed and undistributed earnings.
(5)	Represents the weighted average of basic common shares and participating RSUs during the period.

Attachment V

BlackRock, Inc.

Diluted EPS Calculation

(Dollar amounts in millions, except per share data)

(Unaudited)

	Three months ended
	March 31,		December 31,
	2009	2008	2008
Net income, as previously reported	$84	$242	$53
Impact of FSP APB 14-1	N/A	(1)	—

Net income attributable to BlackRock, Inc., as currently reported(1)	$84	$241	$53

Diluted EPS calculation:

Distributed earnings(2)
Basic common shares	$103	$101	$101
Basic participating RSUs	3	3	3

Total distributed earnings	$106	$104	$104

Undistributed earnings(3)
Basic common shares	$(21)	$132	$(50)
Basic participating RSUs	(1)	5	(1)

Total undistributed earnings	$(22)	$137	$(51)

Total earnings allocated(4)
Basic common shares	$82	$233	$51
Basic participating RSUs	2	8	2

Total earnings allocated	$84	$241	$53

Weighted-average number of shares(5)
Basic common shares	130,216,218	128,904,253	129,888,110
Other diluted shares	1,580,971	2,716,491	1,717,629

Weighted-average common shares outstanding	131,797,189	131,620,744	131,605,739
Basic participating RSUs	3,962,754	4,426,005	4,580,807

Total weighted-average number of shares	135,759,943	136,046,749	136,186,546

Diluted common earnings per share, as previously reported	N/A	$1.82	$0.40
Diluted common earnings per share, as currently reported	$0.62	$1.77	$0.39

N/A = Not applicable

(1)	Net income attributable to BlackRock, Inc., after adoption of FSP APB 14-1 and SFAS No. 160, prior to allocation to participating RSUs.
(2)	Distributed earnings represent the dividends paid on common and preferred shares and RSUs, net of expected dividend forfeitures.
(3)	Undistributed earnings represent net income attributable to BlackRock, Inc. less distributed earnings.
(4)	Total earnings allocated is equal to the sum of distributed and undistributed earnings.
(5)	Represents the weighted average of dilutive common shares, participating RSUs and other dilutive securities during the period.